Exhibit 99.1

CONTACT:
Frank V. McMahon Vice Chairman and Chief Financial Officer	FOR
IMMEDIATE
RELEASE
(714) 800-4401

THE FIRST AMERICAN CORPORATION REPORTS

RESULTS FOR THE SECOND QUARTER 2006

SANTA ANA, Calif., July 26, 2006 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced results for the second quarter ended June 30, 2006:

	Three Months Ended June 30		Six Months Ended June 30
	2006 (A)	2005 (B)	2006 (A)	2005 (B)
Total revenues	$2.17 billion	$1.98 billion	$4.17 billion	$3.69 billion
Income before income taxes and minority interests	$220.7 million	$265.6 million	$358.4 million	$419.3 million
Net income	$114.7 million	$139.5 million	$184.4 million	$218.7 million
Net income per diluted share	$1.16	$1.43	$1.86	$2.27

(A)	Results for the three and six months ended June 30, 2006, include a $22.0 million pretax charge, $13.7 million, or $0.14 per diluted share on an after-tax basis, for certain title insurance regulatory/litigation matters.

(B)	Results for the three and six months ended June 30, 2005, include a $6.0 million pretax charge, $3.4 million, or $0.03 per diluted share on an after-tax basis, for merger and relocation-related charges at First Advantage Corporation.

“Second quarter revenues were $2.17 billion, an increase of 9 percent over the same quarter of 2005, setting an all-time company high for second quarter revenues,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “Year-to-date revenues of $4.17 billion increased 13 percent over the same period last year and also set an all-time company high for first-half-of-the-year revenues. This growth in revenues was achieved despite a drop in mortgage originations.”

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First American Reports Results for the Second Quarter 2006

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Summary of Operations

Mortgage originations decreased in the second quarter of 2006 when compared with the same period of the prior year. However, as a result of increases in market share and in the average revenues per title order closed at the company’s title insurance operations, as well as acquisition activity and organic growth at the company’s specialty insurance, property information, and risk mitigation and business solutions segments, total operating revenues increased when compared with the second quarter of 2005. Though strong, profits for the second quarter of 2006 did not keep pace with the revenue growth. Factors affecting results included a quarter-over-quarter increase in the loss provision rate for the title insurance operations, a $22.0 million charge for certain title insurance regulatory/litigation matters and continued investments in new business initiatives. Operating revenues for the three and six months ended June 30, 2006, were $2.10 billion and $4.05 billion, respectively. Operating revenues for the three and six months ended June 30, 2005, were $1.92 billion and $3.59 billion, respectively. Net income for the three and six months ended June 30, 2006, was $114.7 million, or $1.16 per diluted share, and $184.4 million, or $1.86 per diluted share. Net income for the three and six months ended June 30, 2005, was $139.5 million, or $1.43 per diluted share, and $218.7 million, or $2.27 per diluted share, respectively.

Operating Revenues

(in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Financial Services
Title Insurance and Services:
Direct operations	$806,979	$740,203	$1,492,301	$1,352,220
Agency operations	747,685	681,354	1,488,064	1,281,101

	1,554,664	1,421,837	2,980,365	2,633,321
Specialty Insurance	77,181	63,785	151,754	124,294

	1,631,845	1,485,622	3,132,119	2,757,615

Information Technology
Mortgage Information	137,643	150,499	272,069	292,972
Property Information	144,649	131,834	279,550	246,627
Risk Mitigation and Business Solutions	204,470	161,253	398,191	299,443

	486,762	443,586	949,810	839,042

Eliminations	(18,194)	(4,309)	(29,543)	(8,200)

Total operating revenues	$2,100,413	$1,924,899	$4,052,386	$3,588,457

Financial Services

Operating revenues from direct title operations increased 9.0 percent and 10.4 percent for the three and six months ended June 30, 2006, respectively, when compared with the same periods of the prior year. These increases were primarily due to increases in the average

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First American Reports Results for the Second Quarter 2006

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revenues per order closed, offset in part by decreases in the number of title orders closed. The average revenues per order closed were $1,665 and $1,639 for the three and six months ended June 30, 2006, respectively, increases of 19.7 percent and 20.1 percent when compared with the same periods of the prior year. These increases were primarily due to a decrease in the mix of lower-premium refinance transactions, an increase in higher-premium resale and commercial activity, and appreciating home values. The company’s direct operations closed 484,700 and 910,700 title orders during the current three and six month periods, respectively, decreases of 8.9 percent and 8.1 percent when compared with the same periods of the prior year. These decreases were primarily due to the decline in mortgage originations, offset in part by market share gains that resulted from organic growth and acquisitions. Operating revenues from agency operations increased 9.7 percent and 16.2 percent for the three and six months ended June 30, 2006, respectively, when compared with the same periods of the prior year. These increases were primarily due to the same factors affecting direct title operations, as well as the timing of the reporting of agency remittances.

Information Technology

Mortgage information operating revenues decreased $12.9 million and $20.9 million for the three and six months ended June 30, 2006, respectively, when compared with the same periods of the prior year. These decreases were primarily due to the decline in mortgage originations and increases in estimated servicing life of the tax service loan portfolio due to a slowdown in prepayment speeds, which resulted in the deferral of a larger portion of the tax service fee in early years. Operating revenues for the property information segment increased $12.8 million, or 9.7 percent, and $32.9 million, or 13.4 percent, for the three and six months ended June 30, 2006, respectively, when compared with the same periods of the prior year. These increases were primarily due to the continued strength in this segment’s subscription-based information businesses, increased appraisal revenues resulting from market share growth and $0.9 million and $7.3 million of operating revenues contributed by new acquisitions for the respective periods, offset in part by the affects of the slowdown in mortgage originations. Risk mitigation and business solutions operating revenues increased $43.2 million, or 26.8 percent, and $98.7 million, or 33.0 percent, for the three and six months ended June 30, 2006, respectively, when compared with the same periods of the prior year. These increases were primarily due to $38.0 million and $82.3 million of operating revenues contributed by new acquisitions for the respective periods.

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First American Reports Results for the Second Quarter 2006

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2006 Outlook and Strategic Focus

“During the second half of 2006, efforts to further realize cost efficiencies and focus on sales of higher-margin products should help maintain steady profit margins,” Kennedy added. “We will look to further centralize corporate administrative functions to improve the efficiency of our company. In addition, the full benefits of many of our technology investments have yet to be realized. Many of our businesses are performing well in the current business environment and are well positioned to continue to experience growth. Finally, the margin contributions from many recent acquisitions are expected to improve in the second half of 2006.”

Teleconference/Webcast

First American’s second quarter results will be discussed in more detail on Wednesday, July 26, 2006, at 11 a.m. EDT, via teleconference. The dial-in number is (888) 955-3516 and the pass code is FIRST AMERICAN. The live audio webcast of the call and copies of the slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through Aug. 4, 2006, by dialing (203) 369-0365. An audio archive of the call will also be available for replay on First American’s Web site.

About First American

The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889, is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information, and Risk Mitigation and Business Solutions—a new segment that the company formed in 2005 by combining its Credit Information and Screening Information segments. With revenues of $8.1 billion in 2005, First American has approximately 2,100 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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First American Reports Results for the Second Quarter 2006

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Forward-Looking Statements

Certain statements made in this press release, including those relating to profit margins in the second half of 2006, efficiencies achieved from centralizing of corporate administrative functions, benefits from technology investments, positioning of many of our businesses to experience growth and margin contribution from recent acquisitions, are forward looking. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; consolidation among the company’s significant customers and competitors; the company’s continued ability to identify businesses to be acquired; changes in the company’s ability to integrate businesses which it acquires; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2005, and Part II, Item 1A of the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006, in both cases as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

(Additional Financial Data Follows)

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First American Reports Results for the Second Quarter 2006

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Summary of Earnings

(in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Total revenues	$2,167,788	$1,983,975	$4,170,972	$3,688,459
Income before income taxes and minority interests	$220,704	$265,560	$358,429	$419,262
Income taxes	$82,800	$100,700	$132,200	$154,500
Minority interests	$23,243	$25,367	$41,873	$46,107
Net income	$114,661	$139,493	$184,356	$218,655
Net income per share:
Basic	$1.19	$1.47	$1.92	$2.35
Diluted	$1.16	$1.43	$1.86	$2.27
Weighted average shares outstanding:
Basic	96,563	94,639	96,212	93,106
Diluted	99,229	97,990	99,086	96,559

Summary Balance Sheet Information

(in thousands, except per share amounts)

	June 30 2006	December 31 2005
Total stockholders’ equity	$3,171,067	$3,006,547
Book value per share	$32.95	$31.36

Summary Title Insurance Order Counts

From Direct Operations

	Three Months Ended June 30
	2006	2005
Title orders opened:
April	203,200	238,200
May	230,900	247,500
June	229,500	269,200

Second quarter total	663,600	754,900

Title orders closed:
April	144,700	165,400
May	166,500	171,900
June	173,500	194,900

Second quarter total	484,700	532,200

(Additional Financial Data Follows)

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First American Reports Results for the Second Quarter 2006

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Selected Financial Data

(unaudited, in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
RESULTS OF OPERATIONS
Revenues
Operating revenues	$2,100,413	$1,924,899	$4,052,386	$3,588,457
Investment and other income	60,016	55,027	110,103	94,331
Gain on stock issued by subsidiary	7,276	2,419	8,436	2,766
Net realized investment gains	83	1,630	47	2,905

	2,167,788	1,983,975	4,170,972	3,688,459

Expenses
Salaries and other personnel costs	656,373	601,487	1,295,868	1,149,972
Premiums retained by agents	597,899	539,665	1,196,197	1,025,624
Other operating expenses	483,134	413,774	913,521	777,347
Provision for title losses and other claims	125,360	99,857	241,104	190,634
Depreciation and amortization	50,525	37,202	98,658	72,949
Premium taxes	17,507	15,413	34,966	28,943
Interest	16,286	11,017	32,229	23,728

	1,947,084	1,718,415	3,812,543	3,269,197

Income before income taxes and minority interests	$220,704	$265,560	$358,429	$419,262

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS
Financial Services
Title Insurance and Services	$136,418	$166,518	$213,857	$246,066
Specialty Insurance	14,595	12,356	26,623	21,498

	151,013	178,874	240,480	267,564

Information Technology
Mortgage Information	33,041	41,417	62,630	71,849
Property Information	38,159	41,688	68,789	77,292
Risk Mitigation and Business Solutions	30,757	23,793	54,949	48,083

	101,957	106,898	186,368	197,224

Total before corporate expenses and minority interest	252,970	285,772	426,848	464,788
Corporate	(32,266)	(20,212)	(68,419)	(45,526)

Income before income taxes and minority interests	$220,704	$265,560	$358,429	$419,262

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First American Reports Results for the Second Quarter 2006

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Segment Margins

(unaudited)

(in thousands, except percentages)

	Three Months Ended June 30
	Total revenues		Pretax (A)		Margins
	2006	2005	2006	2005	2006	2005
Financial Services
Title Insurance and Services	$1,603,417	$1,460,457	$136,418	$166,518	8.5%	11.4%
Specialty Insurance	81,668	67,504	14,595	12,356	17.9%	18.3%

	$1,685,085	$1,527,961	$151,013	$178,874	9.0%	11.7%

Information Technology
Mortgage Information	$139,112	$152,557	$33,041	$41,417	23.8%	27.1%
Property Information	150,702	140,800	38,159	41,688	25.3%	29.6%
Risk Mitigation and Business Solutions	205,847	163,922	30,757	23,793	14.9%	14.5%

	$495,661	$457,279	$101,957	$106,898	20.6%	23.4%

	Six Months Ended June 30
	Total revenues		Pretax (A)		Margins
	2006	2005	2006	2005	2006	2005
Financial Services
Title Insurance and Services	$3,067,566	$2,698,378	$213,857	$246,066	7.0%	9.1%
Specialty Insurance	160,316	131,548	26,623	21,498	16.6%	16.3%

	$3,227,882	$2,829,926	$240,480	$267,564	7.5%	9.5%

Information Technology
Mortgage Information	$275,251	$296,661	$62,630	$71,849	22.8%	24.2%
Property Information	290,161	262,744	68,789	77,292	23.7%	29.4%
Risk Mitigation and Business Solutions	400,436	304,723	54,949	48,083	13.7%	15.8%

	$965,848	$864,128	$186,368	$197,224	19.3%	22.8%

(A) - Income before income tax, minority interest and corporate expenses

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